Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Consolidated Communications Illinois Holdings, Inc., a Delaware corporation, in Amendment No. 1 to its Registration on Form S-1 (File No. 333-121086) and any subsequent amendments thereto.

/s/ Maribeth S. Rahe

Name: Maribeth S. Rahe

Dated: January 27, 2005